Exhibit 99.1

    VaxGen Announces Dismissal of Securities Class Action and Scheduling of
                   Settlement Hearing for Derivative Lawsuit

      BRISBANE, Calif. - April 11, 2005 - VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that the United States District Court for the Northern District of California has entered an Order dismissing the Amended Complaint in In re VaxGen, Inc. Securities Litigation, No. C 03-01129 JSW (the "Class Action") without prejudice to plaintiffs' filing a further amended Complaint. Separately, the Company also announced that the California Superior Court for San Mateo County has scheduled a hearing for April 29, 2005 to consider a proposed settlement in a related shareholders' derivative lawsuit, captioned In re VaxGen, Inc. Derivative Litigation, No. CIV 430087 (the "Derivative Lawsuit"). Both lawsuits relate to certain public disclosures concerning an experimental AIDS vaccine that the Company is no longer developing.

      The Class Action was filed in March 2003 against VaxGen, its CEO and its former President. By Order dated March 30, 2005, the Federal District Court granted defendants' motion to dismiss the Amended Class Action Complaint, but afforded plaintiffs another chance to amend their Complaint. VaxGen does not know whether plaintiffs will attempt to further amend their Complaint.

      The Derivative Lawsuit was filed in March 2003 against VaxGen, certain of its directors and officers, Vulcan Ventures, Inc. and Paul Allen. The Superior Court has set an April 29, 2005 hearing to consider a request for approval of the parties' proposed settlement as fair, adequate, reasonable and in the best interests of VaxGen and its shareholders. The Superior Court has also directed plaintiffs' counsel to submit by April 22, 2005 a supplemental brief setting forth further evidence in support of the value of their work, as reflected in the negotiated attorneys' fees and expenses component of the proposed settlement. Under the terms of the proposed settlement filed with the Superior Court, the parties have agreed that the Derivative Lawsuit will be dismissed with prejudice; VaxGen will ensure that certain disclosure measures are in place; Vulcan Ventures and Mr. Allen will use reasonable and good faith efforts to comply with applicable securities laws in connection with any future purchases of VaxGen stock; and plaintiffs' attorneys will be reimbursed for their incurred fees and expenses in the aggregate amount of $600,000 ($500,000 of which VaxGen has agreed to cause to be paid and $100,000 of which Vulcan Ventures and Mr. Allen have agreed to cause to be paid). The proposed settlement will become effective only if approved by the Superior Court. VaxGen does not know whether the Superior Court will approve the proposed settlement.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing vaccines against anthrax and smallpox.

Contact:

Lance Ignon
Vice President, Corporate Affairs
(650) 624-1041